EXHIBIT 99.352

Overview of Quarterly Tariff Filing Presentation to Market Issues Forum Steve Greenleaf Director of Policy May 12, 1999

List of Items Items for inclusion in Q2 New-Generation Interconnection Policy Participating Load Agreement (Tariff) Non-PTO Wheeling changes Intra-Zonal Congestion management SC Surety Bonds and Payment Bonds OCP Conformance GMC SIT Changes Dispatch Instructions

Schedule Proposed Schedule Stakeholder comments by close of business Friday (May 14) Board materials will be sent out and posted on May 20 Addressed at Board meeting May 26/27 Anticipate early June filing

New-Generation Interconnection Policy Tariff and Planning Procedures necessary to implement policy under development First attempt at simplifying ISO Tariff language and rely on procedures ISO circulated to MPs yesterday draft tariff language and draft planning procedures ISO will accept written comments on draft language through Friday

Participating Load Agreement (PLA) Consistent with commitment made in Amendment No.14, ISO is developing PLA. Required ISO Tariff changes: Add a definition of Participating Load Add a requirement that load-based resources must execute a Participating Load Agreement Specify that a Participating Load is an ISO Metered Entity Require that Participating Load be subject to the same audit and performance requirements as generating resources

New PLA Tariff Language Curtailable Demand Demand from a Participating Load that can be curtailed at the direction of the ISO in the real time dispatch of the ISO Controlled Grid. Scheduling Coordinators with Curtailable Demand may offer it to the ISO to meet Non-spinning or Replacement Reserve requirements Dispatchble Loads Load from a Participating Load which is the subject of an Adjustment Bid

Non PTO Wheeling Modifies section 7.1.4.4 of the IOS Tariff to: Implement automated process for scheduling and settling wheeling transactions associated with energy transfers to Non-PTOs within the ISO control area Replace current manual procedure for settlements, which does not provide validation between scheduled transfers and Existing Transmission Contract rights Require SCs who wheel energy to Non-PTOs within the ISO control area under Existing Contracts to specify contract data in their schedule template

Intra-Zonal Congestion Management Current language provides that ISO must utilize all available Adjustment Bids first Proposed changes would let ISO use both Adjustment Bids and Supplemental Energy bids, based on effectiveness and in merit order, for real- time Intra-Zonal Congestion Management Proposal will reduce Intra-Zonal Congestion costs without any service reliability reduction

Scheduling Coordinator Surety Bonds Board approved proposal in January to enable SCs to satisfy financial requirements by posting surety bond or payment bond certificate. Proposed language modifies section 2.2.3.2 of the ISO Tariff to provide for these additional options

OCP Conformance Proposed change would conform the OCP to current practice by clarifying that: Non-Reliability Must-Run (RMR) Generators are subject to different outage coordination requirements than RMR generation Non-RMR Generators are not required to secure final ISO approval of an Outage on the it is scheduled Outage unless changes to a scheduled outage have been made with less than seven days notice to ISO

Grid Management Charge Two proposed changes related to the GMC: 1) WSCC fines: Modify GMC formula rate to include recovery of expenses properly booked to account 426.3 Enable ISO to recover fines assessed to the ISO by the WSCC as part of new RMS Recover any fines either by directly assignment or collection the following calendar year in the GMC

Proposed Tariff Language Add new subsection to 2.5.26 If the ISO determines that actions or inactions of a Load, Generating Unit or System Resource, which are contrary to an operating order or Dispatch instruction from the ISO, cause or exacerbate system conditions for which the WSCC imposes a penalty on the ISO under the WSCC Reliability Management System, then the Scheduling Coordinator of such Load, Generating Unit or System Resource shall be assigned that portion of the WSCC penalty which the ISO reasonably determines is attributable to such actions or inactions, in addition to any other penalties or sanctions applicable under the ISO Tariff.

GMC continued 2) MCI Direct Assignment Charges: Delete the MCI rate schedule from Appendix F of the ISO Tariff Brings in far less money than originally anticipated Creates an incentive for MP to avoid the charge by moving to less expensive service options Forgoes only a small amount of revenue, since ISO intends to migrate to an internet-based service

SIT-Related Changes Two changes resulting from SIT process: Change from Calendar Days to Business Days in calendar Change REPA charges to remove assessment to exports using the ISO Controlled Grid

New SIT Tariff Language Revised section 10.6.3 Scheduling Coordinators shall submit either hourly time-stamped Settlement Quality Meter Data for Scheduling Coordinator metered Entities or profiled cumulative Settlement Quality Meter Data to the ISAO for each Settlement Period in a Trading Day within forty thirty one (3141) business days of that Trading Day.

Change to Dispatch Instructions Change to Dispatch Protocol section 8.4: Deletes requirement to specify end-point Conforms the ISO Tariff provisions regarding information to be provided by ISO in dispatch instructions to current practice, adopted as a result of Price Waterhouse Operational Audit

FERC Update FERC issued an order on May 3, 1999 accepting the ISO's FTR proposal in Docket No. ER98-3894-000 FERC noticed the ISO's GMC filing (Amendment No. 16) on May 10. Comments are due May 20 (ER99-2730- 000)

FERC Update FERC issues a rulemaking today on RTOs (RM99-2-000): Proposes a Voluntary and collaborative process (application of regulatory flexibility to accommodate regional needs) Proposes that all public utilities that own, operate or control interstae TX file by October 15, 2000 a proposal for an RTO (or description of efforts to particpate or not in an RTO) RTOs would be operational by December 15, 2001 Proposes minimum characteristics and functions for RTOs - Independent - Regional scope and configuration to permit effective performance - Operational authority over TX under its control - Authority to maintain short-term reliability

FERC Update RTO (cont.) Initial comments due August 16, 1999 Reply comments due September 15, 1999

Grid Planning Issues April 20 Stakeholder meeting Strawperson III sent to the Board last night and posted on the web today May 14 (Friday) Grid/Ops Committee meeting at the Hyatt Regency at SF Airport ISO will provide update at May 26 Grid/Ops meeting Policy recommendations at June Board meeting